UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2007

EXACT SCIENCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-32179	02-0478229
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Campus Drive, Marlborough, Massachusetts	01752
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (508) 683-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2007, the Board of Directors of EXACT Sciences Corporation (the “Company”) modified the compensation practices of the Company applicable to its non-employee directors (the “Non-Employee Director Compensation Policy”). Under the modified Non-Employee Director Compensation Policy, the per-meeting fees were eliminated and each non-employee director of the Company will be entitled to the following compensation in the form of shares, or options to purchase shares, of common stock:

Annual retainer:

Executive Chairman: 15,000 shares

Chairperson: 15,000 shares

Director: 10,000 shares

All non-employee directors elected to the Board of Directors for the first time will be granted options to purchase 10,000 shares of common stock. These options will be granted at fair market value and vest one-third on the first-year anniversary of the date of grant, and then ratably thereafter on a monthly basis over a period of twenty-four months. In the event a non-employee director is elected other than in connection with an annual meeting of stockholders, the number of options granted will be prorated for the number of months between the election and the next annual meeting of stockholders.

In addition, all non-employee directors annually will be granted options to purchase 15,000 shares of common stock. For first-time directors, these options will be granted at fair market value and vest 100% on the date of the Company’s annual meeting of stockholders next following the date of grant. For all other directors, these options will be granted at fair market value and vest ratably on a monthly basis over a period of twelve months from the date of grant.

The Company also approved the following executive compensation adjustments. On August 9, 2007, in connection with the July 18, 2007 promotions of Jeffrey R. Luber to President and Charles R. Carelli, Jr. to Senior Vice President, Chief Financial Officer, Treasurer and Secretary, the Board of Directors and the Compensation Committee of the Board of Directors (the “Compensation Committee”) approved an increase in annual salary for Mr. Luber and Mr. Carelli to $285,000 and $215,000, respectively. In addition, on August 14, 2007, the Compensation Committee approved grants of options to Mr. Luber and Mr. Carelli to purchase 250,000 and 100,000 shares of common stock, respectively. In accordance with the Company’s stock option granting procedures, these options will be awarded on the first trading day of the month following approval, at the closing sale price of the Company’s common stock on such date, and will vest in equal monthly installments over a three-year period from the date of grant. Also, on August 14, 2007, the Compensation Committee approved the grant of 25,000 shares of restricted stock of the Company to Patrick J. Zenner in connection with duties to be performed as the Company’s interim Chief Executive Officer during 2007. The shares of restricted stock vest in equal monthly installments over a one-year period from the date of grant.

Also, on August 9, 2007, the Board of Directors and the Compensation Committee approved corporate objectives for fiscal 2007 under the Company’s Executive Incentive Plan (the “Executive Incentive Plan”). The corporate objectives relate to validation of the Company’s Version 2 technology for the detection of colorectal cancer, inclusion of stool-based DNA testing in the colorectal cancer screening guidelines of major guidelines organizations, acceptance of the Company’s application for a national coverage decision for stool-based DNA testing from the Centers for Medicare & Medicaid Services, facility and expense reductions, and entry into technology licensing arrangements.

In addition, on August 14, 2007, the Compensation Committee amended and restated the Executive Incentive Plan.  The Executive Incentive Plan establishes cash and/or stock bonus awards that may be earned by senior management approved for participation in the Executive Incentive Plan, including each executive officer of the Company, based on their individual performance and on the Company’s achievement of certain corporate objectives. The Executive Incentive Plan also establishes a minimum achievement level with respect to the corporate objectives necessary for any bonuses to be awarded under the Executive Incentive Plan. The target payout amounts for our President are between $150,000 and $165,000 with a maximum potential payout of $245,000 if the Company achieves all of its corporate objectives and individual performance is rated as outstanding. For other executive officers, the target payout amounts are between $90,000 and $105,000 with a maximum potential payout of $175,000 if the Company achieves all of its corporate objectives and individual performance is rated as outstanding. At least 60% of the total corporate objectives are required to be achieved before any incentive bonus will be paid. The Compensation Committee and/or the Board of Directors will determine whether individual performance levels and the corporate objectives have been attained, and retain the right to amend, alter or terminate the Executive Incentive Plan at any time.

The foregoing descriptions of the Non-Employee Director Compensation Policy and the Executive Incentive Plan are not complete and are qualified in their entirety by reference to the Non-Employee Director Compensation Policy and the Executive Incentive Plan, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, hereto and which are incorporated herein by reference.

Item 9.01            Financial Statements and Exhibits.

(d)           Exhibits:

10.1         Non-Employee Director Compensation Policy

10.2         Executive Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACT Sciences Corporation

August 15, 2007	By:	/s/ Jeffrey R. Luber
Jeffrey R. Luber
President

EXHIBIT INDEX

Exhibit Number	Description
10.1	Non-Employee Director Compensation Policy
10.2	Executive Incentive Plan